Exhibit 3.1

CERTIFICATE OF FORMATION

OF

PORTLAND MERGER LLC

This Certificate of Formation is executed as of the 19th day of October, 2017 for the purpose of forming a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq.). The undersigned hereby certifies as follows:

1. Name. The name of the limited liability company is Portland Merger LLC.

2. Registered Office. The address of the registered office of the limited liability company is 3411 Silverside Road #104 Tatnall Buildings, Wilmington, New Castle County, Delaware 19810.

3. Registered Agent. The name of the registered agent at such address is United Agent Group Inc.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first above written.

/s/ Mark J. Glancey
Mark J. Glancey, Authorized Person

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF FORMATION

OF

PORTLAND MERGER LLC

It is hereby certified that:

1. The name of the limited liability company is:

Portland Merger LLC

2. The Certificate of Formation of the limited liability company is hereby amended by striking out Paragraph 1 thereof and by substituting in lieu of said Paragraph the following new Paragraph:

1. The name of the limited liability company is:

PotlatchDeltic Timber, LLC

Executed on February 20, 2018

By	/s/ Lorrie D. Scott
Lorrie D. Scott
Authorized Person